EXHIBIT 4.11

NINTH AMENDMENT TO LOAN AGREEMENT

This NINTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of March 29, 2004, among ASSOCIATED HYGIENIC PRODUCTS LLC, a Delaware limited liability company (“Borrower”), the Lenders signatory hereto, and WELLS FARGO FOOTHILL, INC. (formerly known as Foothill Capital Corporation), a California corporation, in its capacity as administrative agent (“Agent”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower, the Lenders and Agent have entered into that certain Amended and Restated Loan and Security Agreement dated as of March 14, 2001, as amended by that certain First Amendment to Loan Agreement effective as of May 28, 2001, that certain Second Amendment to Loan Agreement effective as of July 5, 2001, that certain Third Amendment and Waiver to Loan Agreement dated as of September 10, 2001, that certain Fourth Amendment to Loan Agreement dated as of December 19, 2001, that certain Fifth Amendment to Loan Agreement dated as of April 17, 2002, that certain Sixth Amendment to Loan Agreement dated as of November 14, 2002, that certain Seventh Amendment to Loan Agreement dated as of June 19, 2003, and that certain Eighth Amendment to Loan Agreement dated as of October 15, 2003 (as amended and as the same may hereafter be modified, amended, restated or supplemented from time to time, the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lenders have agreed to make loans and other financial accommodations to Borrower from time to time; and

WHEREAS, Borrower has requested that (a) Agent and the Lenders permit a payment of accrued loan interest, royalties and other fees by Borrower to Disposable Soft Goods (UK) Plc (“DSG Plc”) in the amount of $6,000,000 (the “DSG Plc Payment”) and (b) that the Lenders finance the DSG Plc Payment; and

WHEREAS, Borrower has requested that the Lenders finance the final payment in the amount of $1,505,250 due from Borrower to Curt G. JOA, Inc. in connection with Borrower’s purchase of that certain high speed diaper machine, model number J4-MV Baby Diaper Machine, serial number WM 3270-1899, from Curt G. JOA, Inc. (the “JOA Payment”); and

WHEREAS, as of the date hereof, there are no outstanding principal balances due under Term Loan A and Term Loan B and the outstanding principal balance of Term Loan C is $1,238,597; and

WHEREAS, Agent and the Lenders have agreed to (a) finance the DSG Plc Payment and the JOA Payment, (b) consent to the DSG Plc Payment and (c) amend the Loan Agreement on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Loan Agreement.

(a) Section 1.1 of the Loan Agreement, “Definitions”, is hereby amended and modified by amending and restating the definitions of “Subordination Agreement”, “Term Loan Amount” and “Term Loan Commitment” in their respective entirety as follows:

“Subordination Agreement” means, individually and collectively, (a) that certain Subordination Agreement dated of even date herewith, among DSG, Borrower and Agent relating to the Subordinated Note A, (b) that certain Subordination Agreement dated of even date herewith, among DSG Holdings (UK), Borrower and Agent relating to the Subordinated Note B, and (c) any other subordination agreement entered into in connection with Subordinated Note A, Subordinated Note A-2, Subordinated Note A-3, Subordinated Note A-4 or Subordinated Note B from time to time, all in form and substance satisfactory to Agent.

“Term Loan” means, collectively, Term Loan D and Term E.

“Term Loan Commitment means, collectively, the Term Loan D Commitment and the Term Loan E Commitment.”

(b ) Section 1.1 of the Loan Agreement, “Definitions”, is hereby further amended and modified by adding the definitions “DSG Plc”, “ JOA Purchase”, “Ninth Amendment Effective Date”, “Subordinated Note A-4”, “Term Loan D”, “Term Loan D Amount”, “Term Loan D Commitment”, “Term Loan E”, “Term Loan E Amount” and “Term Loan E Commitment” in the appropriate alphabetical order:

“DSG Plc” has the meaning set forth in Section 2.2(a)(ii)(A).

“JOA Purchase” means the purchase of that certain high speed diaper machine, model number J4-MV Baby Diaper Machine, serial number WM 3270-1899, from Curt G. JOA, Inc.

“Ninth Amendment Effective Date” has the meaning set forth in that certain Ninth Amendment to Loan Agreement dated as of March 29, 2004, among Borrower, the Agent and the Lenders.

“Subordinated Note A-4” means the indebtedness of Borrower to DSG Plc, evidenced by that certain promissory note executed by Borrower and payable to the order of DSG Plc dated as of April 30, 2004, in the original principal amount of $4,000,000, in form and substance satisfactory to Agent.”

“Term Loan D” has the meaning set forth in Section 2.2(a)(ii)(A).

“Term Loan D Amount” has the meaning set forth in Section 2.2(a)(ii)(A).

“Term Loan D Commitment” means, with respect to each Lender, its Term Loan D Commitment, and, with respect to all Lenders, their Term Loan D Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Term Loan E” has the meaning set forth in Section 2.2(a)(ii)(B).

“Term Loan E Amount” has the meaning set forth in Section 2.2(a)(ii)(B).

“Term Loan E Commitment” means, with respect to each Lender, its Term Loan E Commitment, and, with respect to all Lenders, their Term Loan E Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-l or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.”

(c) Section 1.1 of the Loan Agreement, “Definitions”, is hereby further amended and modified by deleting the definitions “Term Loan A Amount”, “Term Loan A Commitment” “Term Loan B Amount”, “Term Loan B Commitment”, “Term Loan C Amount” and “Term Loan C Commitment”.

(d) Section 2.2 of the Loan Agreement, “Term Loan: Capital Expenditure Loans”, is hereby amended and modified by amending and restating subsection (a) of such Section in its entirety as follows:

“(a) Term Loans.

(i) Term Loan A, Term Loan B and Term Loan C. On March 14, 2001, the Lenders made a term loan to Borrower in the original principal amount of Eleven Million Dollars ($11,000,000). As of the Fourth Amendment Effective Date, the principal balance of such term loan is $8,712,000, which shall be divided into three separate term loans, as set forth below;

(A) Term Loan A. The principal balance of Term Loan A (“Term Loan A”) is $2,780,601 as of the Fourth Amendment Effective Date. Term Loan A shall be repaid in equal monthly installments of principal in the amount of $58,510 plus accrued interest, such installments to be payable on the first day of each month commencing with the first day of the first month following the Fourth Amendment Effective Date and continuing on the first day of each succeeding month until and including the earliest of (1) the payment in full of Term Loan A, or (2) the Maturity Date, or (3) termination of this Agreement

(B) Term Loan B. The principal balance of Term Loan B (“Term Loan B”) is $2,934,365 as of the Fourth Amendment f Effective Date. Term Loan B shall be repaid in equal monthly installments of principal in the amount of $61,746 plus accrued interest, such installments to be payable on the first day of each month commencing with the first day of the first month following the Fourth Amendment Effective Date and continuing on the first day of each succeeding month until and including the earliest of (1) the payment in full of Term Loan B, or (2) the Maturity Date, or (3) termination of this Agreement; and

(C) Term Loan C. The principal balance of Term Loan C (“Term Loan C”) is $2,997,034 as of the Fourth Amendment Effective Date. Term Loan C shall be repaid in equal monthly installments of principal in the amount of $63,077 plus accrued interest, such installments to be payable on the first day of each month commencing with the first day of the first month following the Fourth Amendment Effective Date and continuing on the first day of each succeeding month until and including the earliest of (1) the payment in full of Term Loan C, or (2) the Maturity Date, or (3) termination of this Agreement.

(ii) Term Loan D and Term Loan E. As of the Ninth Amendment Effective Date, the principal balances of Term Loan A and Term Loan B are $0.00, and the principal balance of Term Loan C is $1,238,597. The Lenders have agreed to lend to Borrower on the Ninth Amendment Effective Date the aggregate amount of $8,743,847, such amount to be allocated between Term Loan D and Term Loan E and repaid as set forth below:

(A) Term Loan D. The initial principal balance of Term Loan D (“Term Loan D”) on the Ninth Amendment Effective Date is $7,238,597 (the “Term Loan D Amount”). The proceeds of Term Loan D shall be used to prepay all outstanding principal and interest due under Term Loan C in full and to make a payment of accrued loan interest, royalties and other fees by Borrower to Disposable Soft Goods (U.K.) Plc (“DSG Plc”) in the amount of $6,000,000. Term Loan D shall be repaid in equal monthly installments of principal in the amount of $120,644 plus accrued interest, such installments to be payable on the first day of each month commencing May 1, 2004, and continuing on the first day of each succeeding month until and including the earliest of (1) the payment in full of Term Loan D, (2) the Maturity Date, and (3) termination of this Agreement; and

(B) Term Loan E. The initial principal balance of Term Loan E (“Term Loan E”) on the Ninth Amendment Effective Date is $1,505,250 (the “Term Loan E Amount”). The proceeds of Term Loan E shall be used to make the final payment due in connection with the JOA Purchase. Term Loan E shall be repaid in equal monthly installments of principal in the amount of $25,088 plus accrued interest, such installments to be payable on the first day of each month commencing May 1, 2004, and continuing on the first day of each succeeding month until and including the earliest of (1) the payment in full of Term Loan E, (2) the Maturity Date, and (3) termination of this Agreement.

(iii) Prepayments.

(A) The unpaid principal balance of each of Term Loan D and Term Loan E shall be repaid with the proceeds of any Permitted Disposition to the extent such repayment is required by Section 7.4 hereof, with such proceeds being applied to the installments due on the respective Term Loan in the inverse order of their maturity.

(B) Not later than May 2, 2004, Borrower shall have received $4,000,000 from DSG Plc and used such amount to prepay the installments due on Term Loan D in the inverse order of maturity.

(iv) Repayment. The outstanding unpaid principal balance of the Term Loan, together with all accrued and unpaid interest and fees thereon, shall be due and payable on the earlier of the Maturity Date or the date of termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of the Term Loan may be prepaid in whole or in part without penalty or premium (except as provided in Section 3.6) at any time during the term of this Agreement upon 90 days’ written notice by Borrower to Agent, all such prepaid amounts to be applied pro-rata to the installments due on Term Loan D and Term Loan E, in the inverse order of their respective maturity. All amounts outstanding under the Term Loan shall constitute Obligations.”

(e) Section 7.1 of the Loan Agreement, “Indebtedness”, is hereby amended and modified by amending and restating such Section in its entirety as follows:

“(d) Indebtedness evidenced by (i) Subordinated Note A-2 (as such term is defined in the Subordination, Waiver and Consent Agreement dated as of September 11, 2001 among Borrower, Agent and DSG Plc) and Subordinated Note B and (ii) Subordinated Note A-3 and Subordinated Note A-4, so long as Subordinated Note A-3 and Subordinated Note A-4 are each subject to a Subordination Agreement duly executed by DSG Plc and Borrower and in full force and effect, “

(f) Section 7.4 of the Loan Agreement, “Disposal of Assets”, is hereby amended and modified by amending and restating such Section in its entirety as follows:

“7.4 Disposal of Assets. Convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower’s assets; provided, however, that the Borrower may dispose of assets in a Permitted Disposition so long as: (a) if the asset was acquired with the proceeds of a Capital Expenditure Loan, the proceeds are used to repay the applicable Capital Expenditure Loan on the date of receipt thereof by Borrower; (b) if the asset is Real Property Collateral that was included by Agent in the calculation of the Term Loan D Amount (designated “Real Estate Held for Sale” in Borrower’s strategic business plan delivered to Agent) or Equipment that was included by Agent in the calculation of the Term Loan D Amount, the proceeds are used (i) first, to repay the installments due on Term Loan D in the inverse order of maturity, (ii) second, to repay the installments due on Term Loan E in the inverse order of maturity, and (iii) third, any remaining proceeds are directed to the Cash Management Account; (c) if the asset is that certain high speed diaper machine, model number J4-MV Baby Diaper Machine, serial number WM 3270-1899, and to the extent such proceeds from the sale of such Equipment are not used to purchase replacement Equipment of equal or greater value within five (5) Business Days after selling any such Equipment, the proceeds are used (i) first, to repay the installments due on the Term Loan E in the inverse order of maturity, (ii) second, to repay the installments due on Term Loan D in the inverse order of maturity, and (iii) third, any remaining proceeds are directed to the Cash Management Account; and (d) in all other cases, the proceeds are directed to the Cash Management account, or immediately deposited by Borrower in the Cash Management Account.”

(g) Section 7.8 of the Loan Agreement, “Payments, Prepayments and Amendments”, is hereby amended and modified by amending and restating such Section in its entirety as follows:

“(a) Make any payments of principal of, or interest or fees on, Subordinated Note A-2, Subordinated Note B, Subordinated Note A-3 or Subordinated Note A-4; provided, however, that Borrower may make regularly scheduled interest payments on Subordinated Note A-2 if (i) no Event of Default has occurred and is continuing, and (ii) Borrower has demonstrated to the satisfaction of Agent that, after giving effect to such payment, Excess Availability is $10,000,000 or more; provided, however that Borrower may refinance and pay in full the Subordinated Note A-2 with the proceeds of new subordinated debt provided by an Affiliate of Borrower on terms and conditions, and subject to a Subordination Agreement and other documents, in form and substance satisfactory to Agent, provided, further, Borrower may make regularly scheduled payments of principal and interest on Subordinated Note A-3 if (i) no Event of Default has occurred and is continuing, and (ii) Borrower has demonstrated to the satisfaction of Agent that, after giving effect to such payment, Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) is $10,000,000 or more and provided, further, Borrower may make regularly scheduled payments of principal and interest on Subordinated Note A-4 if (i) no Event of Default has occurred and is continuing, and (ii) Borrower has demonstrated to the satisfaction of Agent that, after giving effect to such payment, Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) is $10,000,000 or more.”

(h) Section 7.17 of the Loan Agreement, “Use of Proceeds”, is hereby amended and modified by amending and restating such Section in its entirety as follows:

“Section 7.17 Use of Proceeds. Use the proceeds of (a) the Advances and Term Loan A, Term Loan B and Term Loan C for any purpose other than (i) on the Closing Date, (x) to facilitate the Drypers Acquisition, (y) to restate and restructure amounts owing under the Prior Loan Agreement, and (z) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes; provided, Borrower may use the proceeds of Advances in an aggregate amount not exceeding $1,450,000 to pay amounts due under the Settlement Agreement, (b) the Capital Expenditure Loan for any purpose other than to purchase Equipment, (c) Term Loan D for any purpose other than, on the Ninth Amendment Effective Date, as provided in Section 2.2(a)(ii)(A) hereof and (D) Term Loan E for any purpose other than, on the Ninth Amendment Effective Date, as provided in Section 2.2(a)(ii)(B) hereof.”

(i) Schedule C-l of the Loan Agreement, “Commitments”, is hereby amended and modified by deleting such Schedule in its entirety and substituting the Schedule C-l attached to this Amendment in lieu thereof.

2. Consent. Agent and the Lenders hereby consent to a payment of accrued loan interest, royalties and other fees by Borrower to DSG Plc in the amount of $6,000,000 on the Ninth Amendment Effective Date.

3. No Other Amendments or Waivers. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments and consent set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Borrower acknowledges and expressly agrees that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents. Borrower has no knowledge of any challenge to Agent’s or any Lenders’ claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

4. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof (the “Ninth Amendment Effective Date”) when, and only when, Agent shall have received:

(a) counterparts of this Amendment duty executed and delivered by Borrower and the Lenders;

(b) the re-affirmation of the Parent Guaranty duly executed by Holdco, in form and substance satisfactory to Agent;

(c) a Term Loan D amendment fee from Borrower in the amount of $20,000 (the “Term Loan D Amendment Fee”), for the benefit of the Lenders on a pro-rata basis, which fee shall be fully earned and non-refundable when paid;

(d) a Term Loan E amendment fee from Borrower in the amount of $15,000 (the “Term Loan E Amendment Fee”; together with the Term Loan D Amendment Fee, collectively, the “Amendment Fees”), for the benefit of the Lenders on a pro-rata basis, which fee shall be fully earned and non-refundable when paid; and

(e) such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

5. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower is a limited liability company organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Amendment and all other jurisdictions in which the failure to be so qualified reasonably could be expected to constitute a Material Adverse Change;

(b) The execution, delivery, and performance by Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, are within Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action and do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s members or any approval or consent of any Person under any material contractual obligation of Borrower;

(c) The execution, delivery, and performance by Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person;

(d) This Amendment and each other Loan Document to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

(e) No Default or Event of Default exists.

6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

7. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

8. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder. Borrower hereby acknowledges and agrees that Agent may, without prior notice to Borrower, charge such costs and fees and the Amendment Fees to Borrower’s Loan Account pursuant to Section 2.6(d) of the Loan Agreement, which amounts shall constitute Advances under the Loan Agreement and shall accrue interest at the rate then applicable to Advances thereunder.

9. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia, and shall be construed, interpreted, performed and enforced in accordance therewith.

10. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:	ASSOCIATED HYGIENIC PRODUCTS LLC

	By:	/s/ Peter Chang
	Name:	Peter Chang
	Title:	Chairman

AGENT and LENDER:	WELLS FARGO FOOTHILL, INC.,

	By:	/s/ Kristy S. Loucks
	Name:	Kristy S. Loucks
	Title:	Vice President

Schedule C-1 0

Commitments

Lender	Revolver Commitment	Term Loan D Commitment (subfacility)	Term Loan E Commitment (subfacility)	Total Commitment
Foothill Capital Corporation	$30,000,000	$7,238,597	$1,505,250	$30,000,000
All Lender	$30,000,000	$7,238,597	$1,505,250	$30,000,000

GUARANTOR REAFFIRMATION AND ACKNOWLEDGMENT OF

NINTH AMENDMENT TO LOAN AGREEMENT

In order to induce WELLS FARGO FOOTHILL, INC. (formerly known as Foothill Capital Corporation), as administrative agent for the Lenders (as defined in the hereinafter defined Loan Agreement) (“Agent”), and the Lenders to enter into the Ninth Amendment to Loan agreement described below and to extend certain additional credit thereafter to or for the benefit of ASSOCIATED HYGIENIC PRODUCTS LLS, a Delaware limited liability company (“Borrower”), as well as for other good and valuable consideration, AHP HOLDINGS L.P. (“Guarantor”) hereby:

1. acknowledges and agrees to the execution, delivery and performance of that certain Ninth Amendment to Loan Agreement dates as of the date hereof, among Borrower, Agent and the Lenders signatory thereto (the “Ninth Amendment”), and waives any prior notice of any extensions of credit which may be made on or after this date by Agent or the Lender to or for the benefit of Borrower under that certain Loan and Security Agreement dated as of March 14, 2001, among Borrower, Agent and the Lenders (such Loan and Security Agreement, as amended prior to the date hereof and by the Ninth Amendment, is hereinafter referred to as the “Loan Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms as defined in the Loan Agreement);

2. reaffirms that certain Amended and Restated Parent Guaranty dated as of March 14, 2001, executed by Guarantor in favor of Agent (the “Guaranty”), shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment of the Obligations, and shall remain outstanding and in full force and effect until all Obligations have been paid in cash in full, all obligations of Guarantor under the Guaranty shall have been paid in cash in full and the Commitments shall have been terminated; and

3. acknowledges and agrees that the security and other interests granted to Agent and the Lenders pursuant to the Loan Documents to which Guarantor is a signatory prior to the date hereof shall remain outstanding and in full force and effect in accordance with the Loan Documents, and shall continue to secure the Obligations, and that the security and other interests granted to Agent and the Lenders thereby are hereby ratified, confirmed and continued by execution and delivery of this Reaffirmation. The Loan Documents to which Guarantor is a signatory shall remain extant and in full force and effect following the execution and delivery of the Ninth Amendment and the other Loan Documents executed in connection therewith.

This Reaffirmation shall be governed by the laws of the State of Georgia and shall inure to the benefit of and shall be binding upon Agent, the Lenders and Guarantor and their respective heirs, legal representatives, successors and assigns. This Reaffirmation shall be deemed to be a Loan Document for all purposes.

IN WITNESS WHEREOF, Guarantor has signed, sealed and delivered this Reaffirmation, all as of this 29th day of March, 2004.

GUARANTOR:

AHP HOLDINGS L.P.

By:	/s/ Peter Chang
Name:	Peter Chang
Title:	Chairman